Amendment No. 3 to Participation Agreement

Among

Pacific Life & Annuity Company

Variable Insurance Products Funds, and

Fidelity Distributors Company LLC

Pacific Life & Annuity Company (the “Company”), on its behalf and on behalf of certain segregated asset accounts (“Accounts”) of the Company, the Variable Insurance Products Fund,  Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund V (collectively referred to as the “Fund”), and Fidelity Distributors Company LLC (the “Underwriter”), have previously entered into a Participation Agreement dated July 25, 2005 (the “Agreement”), as amended.  The parties now desire to further amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement, as amended, shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement, as amended,  shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                      Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

2.                                      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed as of May 1, 2020.

PACIFIC LIFE & ANNUITY COMPANY:

By its authorized officer

By:	/s/ Jose T. Miscolta

Name:	Jose T. Miscolta

Title:	Assistant Vice President

VARIABLE INSURANCE PRODUCTS FUNDS,

VARIABLE INSURANCE PRODUCTS FUNDS II,

VARIABLE INSURANCE PRODUCTS FUNDS III,

VARIABLE INSURANCE PRODUCTS FUNDS V:

By its authorized officer

By:	/s/ Colm Hogan

Name:	Colm Hogan

Title:	Authorized Signatory

FIDELITY DISTRIBUTORS

COMPANY LLC

By its authorized officer

By:	/s/ Robert Bachman

Name:	Robert Bachman

Title:	Head of Intermediary Relationship Management

Schedule A

Separate Accounts

Name of Separate Account and Date Established by Board of Directors	Policies/Contracts Funded By Separate Account

Separate Account A of Pacific Life & Annuity Company January 25, 1999

Pacific One Select

Pacific Portfolios

Pacific Portfolios for Chase

Pacific Voyages

Pacific Value

Pacific Value Edge

Pacific Value Select

Pacific Innovations Select

Pacific Journey

Pacific Journey Select

Pacific Odyssey

Pacific Explorer

Pacific Destinations

Pacific Destinations B

Pacific Destinations O-Series

Pacific Choice Income

Pacific Select Exec Separate Account of Pacific Life & Annuity Company September 24, 1998	Pacific Select Exec II - NY Pacific Select Exec III - NY Pacific Select Exec IV - NY Pacific Select Exec V - NY Pacific Select Estate Preserver - NY

Separate Account I of Pacific Life Insurance Company June 8, 2002	Magnastar Magnastar - Survivorship